50063/12MN01!.DOC              7
                                                   Exhibit 4.2(a)



                         LOAN AGREEMENT

     THIS LOAN AGREEMENT, made and entered into this 24th day of June, 1996, by and between ABERDEEN DEVELOPMENT CORPORATION, a South Dakota corporation with principal offices at 514.5 South Main Street, PO Box 1179, Aberdeen, South Dakota 57402-1179, hereinafter called "LENDER", and APA OPTICS, INC., a Minnesota for profit corporation with principal offices at 2950 N.E. 84th Lane, Blaine, Minnesota 55449, hereinafter called "BORROWER",

                      W I T N E S S E T H:

     THAT IN CONSIDERATION OF THE COVENANTS AND CONDITIONS
HEREINAFTER CONTAINED IT IS HEREBY MUTUALLY AGREED AS FOLLOWS:

     1. That LENDER agrees to loan to BORROWER and BORROWER agrees to borrow funds from Aberdeen Development Corporation pursuant to the terms and conditions of this Loan Agreement, the sum of $700,000.00 which shall be evidenced by APA Optics, Inc. signing a Promissory Note in favor of the Aberdeen Development Corporation in the sum of $700,000.00 to be paid over twenty (20) years with interest at the rate of 3% per annum. Interest shall be calculated from January 1st to December 31st each year and predicated on 365 days. Payments shall be applied first to interest then to principal as payments are made and required hereunder.

     Payments in the amount of $3,882.18 to begin on or before July 24, 1996 and a like amount thereafter due and payable on the 24th day of each month thereafter until June, 2002, when all remaining principal and interest shall be paid.

     The Borrower shall be entitled to a credit (the "Job Credit") on all payments due under the Promissory Note to be calculated as follows: The Job Credit shall be calculated based on the full time employees employed by the Borrower at its facility (the "Facility") in Aberdeen, South Dakota, at the end of each year during the term of the Promissory Note. The basic Job Credit each year shall be $7,500.00 times the increase in the number of full time employees at the Facility at the end of that year compared to the number of such employees at the end of the immediately preceding year. The Borrower shall be entitled to an additional Job Credit each year equal to 12.5% times the amount by which (a) the annualized total payroll (including all fringe benefits and bonuses) for all full time employees at the Facility during December of that year exceeds (b) $20,000.00 times the number of full time employees at the Facility at the end of that year. The Job Credit shall be determined by the Borrower and the Lender by January 31 of each year for the prior year. For purposes of performing the calculation, "full time employee"means any employee assigned to the Facility working more than an average of 30 hours per week.

     The Borrower may at its option apply the Job Credit calculated in January of each year to (a) the monthly installments due during that year or to (b) later installments or the balloon payment.

     In no event shall the aggregate Job Credit during the life of the Promissory Note, together with the job credit allowed under the $300,000.00 Promissory Note from the Borrower to the Lender dated as of the date hereof exceed $750,000.00.

     A job credits calculation is explained below:

                              Job Credits

        Additi   Addit    Base     Exces   Base     Exce            Tota
Year     onal    ional    Payro      s     Payro     ss     Tota    l To
        Employ   Payro     ll      Payro    ll      Payr     l      Date
         ees       ll               ll               oll
 1        20      600,0   400,0    200,0   150,0     25,0   175,    175,
                     00      00       00      00       00    000     000
 2        20      650,0   400,0    250,0   150,0     31,2   181,    356,
                     00      00       00      00       50    250     250
 3        40      1,400   800,0    600,0   300,0     75,0   375,    731,
                   ,000      00       00      00       00    000     250
 4        35      1,250   700,0    550,0   18,75        0   18,7    750,
                   ,000      00       00       0              50     000
TOTA     115      3,900   2,300    1,600   618,7     131,   750,
L                  ,000    ,000     ,000      50      250    000

     BORROWER shall issue warrants to LENDER in accordance with a Warrant Agreement for purchase of common stock dated as of the date hereof.

     Payments shall be made by BORROWER to LENDER at LENDER'S address hereinafter set forth.

     Borrower may prepaid the obligation represented by this agreement, both principal and interest, at any time without any penalty whatsoever.

     Borrower will establish a budget for construction of facility and acquisition of equipment, etc. for that facility for an amount of $3,200,000.00. Borrower further covenants and agrees that for the first 24 months following execution of this Agreement it will provide Lender with an accounting reflecting expenditures made under budget from the proceeds provided by Lender to Borrower under this Agreement.

     2. Whenever and wherever time appears herein time shall be considered of the essence.

     3. For purpose of this agreement all notice or notices given shall be sent as follows:

     To LENDER:

     Aberdeen Development Corporation
     514.5 South Main Street
     PO Box 1179
     Aberdeen, SD  57402-1179

     To BORROWER:

     APA Optics, Inc.
     2950 N.E. 84th Lane
     Blaine, MN  55449

     4. The Borrower agrees with Lender and represents as follows:

     A. Borrower shall carry key man life insurance on Dr. Anil Jain, as principal officer, in an amount of $2,000,000.00 and shall give proof of the carrying of such coverage to Lender and, if requested, shall provide a duplicate or specimen policy and, similarly, Borrower shall give proof on an annual basis of the payment of premiums on said life insurance policy so long as this agreement and the debt represented thereby is outstanding.

     B.   Borrower represents its current senior management are:
          Jain, Khan, Olsen and Becker and that these individuals are management and any change in management for whatever reason shall result in Borrower being required to give notice to the that effect to Lender.

     C. Borrower covenants that as of the date of this agreement the company is free from any union representation and that as of the date of this agreement there is not active organizational campaign going on seeking representation for Borrower's employees.

     D. Borrower covenants that as of the date of this agreement the equipment both at its Blaine operation and at Aberdeen, or to be acquired for Aberdeen, will be provided by exhibit to this agreement and that current equipment as represented has not changed as to ownership or placement or location nor is any exhibited equipment subject to any lease with Borrower being the lessee thereof except for leases of equipment with an aggregate book value not in excess of $100,000.00. Borrower covenants further that if any or all of the equipment from either the Blaine, Minnesota plant or Aberdeen, South Dakota plant, at any time during the term of this agreement while said loan is in place and remains unpaid, is removed without the permission or consent of Lender that this will constitute a condition of default and Borrower may declare the full sum due and owing payable immediately. Provided, however, that Borrower may remove for resale or trade-in purposes equipment having for that purpose a value of $15,000.00 per transaction with the further understanding that in no event will Borrower remove property for resale or trade or for surplus or obsolescence having annually a total value of $75,000.00 while this Agreement is still in full force and effect.

     E. Borrower further covenants that as of the date of this agreement all tax obligations and liabilities on properties whether at Blaine, Minnesota or to be used in the Aberdeen, South Dakota project are current and paid and no deficiency or delinquency exists and that Borrower covenants and agrees that it will continue to keep all tax payments and liabilities, whether real property or personal property, paid and current so that the same are not in default and in the event of default acknowledges that Lender may make those payments and add any of those payments to the obligation under this agreement, shall add interest thereto and it shall become a continuing and ongoing obligation of Borrower until paid.

     F. Borrower covenants and agrees that it will maintain life insurance as previously in this agreement mentioned and will similarly carry general liability in the amounts as set forth in Certificate of Insurance exhibit attached to this agreement and as set forth as follows:

          General aggregate                 $1,000,000
          Products-comp aggregate            $1,000,000
          Personal and ADY injury            $1,000,000
          Each occurrence                   $1,000,000
          Fire damage (any one fire)         $100,000
          Medical expenses (any one person) $5,000
          Automobile liability - combined single limit
$1,000,000
          Excess liability (each occurrence).     $3,000,000


          Borrower covenants and agrees that it will furnish proof of coverage and proof of payment so long as this agreement shall remain in full force and effect.

     G. Borrower covenants and agrees that it has a reporting obligation to Lender so long as the obligation under this agreement remains in effect to report as to the business condition and in addition agrees that it will provide to the observer, who will be an agreed party to represent the interest of Lender, all financial data and information reasonably sought by such observer and further covenants and agrees that information shall be prepared in accordance with accepted accounting standards consistent with FASBE regulations and shall no less frequently than quarterly provide a statement of operations of the business of APA OPTICS, INC. at both its Blaine, Minnesota and Aberdeen, South Dakota operations.

     H. Borrower covenants that so long as this agreement is outstanding or any debt represented thereby is still due and owing that it will indemnify and hold harmless Lender from any cause of action, claim or proceeding brought by any person, partnership, corporation or any entity whatsoever against Lender for any claim or demand arising out of the operation of APA OPTICS, INC., Blaine, Minnesota or Aberdeen, South Dakota, and further agrees to provide defense costs, including reasonable attorney's fees to Lender, by reason of it being involved in such litigation.

     I. In addition to this agreement Borrower covenants and agrees to execute appropriate security agreements covering only its equipment in the Blaine, Minnesota plant and its personal property in the ultimate Aberdeen, South Dakota facility, provided, however, that when Borrower's obligation to Lender for this Agreement, and for any and all other financial agreements cumulatively, has an unpaid balance of $250,000.00 plus the remaining balance on the $250,000.00 note from the Borrower to the Lender dated as of the date hereof, then Lender covenants and agrees to satisfy and cancel the security agreements then in place and outstanding.

     J. Borrower covenants and agrees that it will pay all costs, expenses and fees in connection with this and other loan agreements as relates to the Aberdeen, South Dakota project, which includes but is not necessary limited to recording fees, filing fees or other costs incurred by any public entity by reason of acknowledgment of any documentation or records supporting this loan environment.

     K. Borrower covenants and agrees that in the event of default of any of the warranties, representatives, conditions or covenants of Borrower that Lender at its sole option and discretion shall have the right to determine whether or not such default shall constitute significant default for the purpose of declaring the full sum due under this agreement immediately due and payable or whether to allow or permit Borrower to correct such default. Such action on the part of Borrower in any case shall be no later than 30 days from the date of the occurrence of such default.

     5. This agreement shall be governed by the laws of the state of South Dakota regardless of the residence, personal or corporate, of any of the parties to this agreement.

     6. This agreement may be executed in original and in one or more counterparts but shall constitute one and in the same agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed the day and year first above written.

                                ABERDEEN DEVELOPMENT CORPORATION


                                By /s/ Rodney Fouberg
                                 Its President

ATTEST:                         LENDER

/s/ James C. Barringer_________
Its Executive Vice President

WITNESS:

/s/ Cheryl A.Olson

                                APA OPTICS, INC.


                                By: /s/ Anil Jain
                                       Dr. Anil Jain
                                       Its President

ATTEST:                         BORROWER

/s/ Kenneth A. Olsen
Its Vice President

WITNESS:

/s/ Randal J. Becker

Prepared by:
MALONEY & MALONEY
PO Box 755
Aberdeen, SD  57402-0755
605/229-2752